Exhibit 3.1

Examiner

The Commonwealth of Massachusetts

MICHAEL JOSEPH CONNOLLY	FEDERAL IDENTIFICATION
Secretary of State	NO. 04-1456030
ONE ASHBURTON PLACE, BOSTON, MASS. 02108

RESTATED ARTICLES OF ORGANIZATION

General Laws, Chapter 156B, Section 74

This certificate must be submitted to the Secretary of the Commonwealth within sixty days after the date of the vote of stockholders adopting the restated articles of organization. The fee for filing this certificate is prescribed by General Laws, Chapter 156B. Section 114. Make check payable to the Commonwealth of Massachusetts.

We,	Harold T. Miller	President/XXXXXXXXXXX and
	Paul D. Weaver	Clerk/XXXXXXXXX of

Houghton Mifflin Company

(Name of Corporation)

located at One Beacon Street, Boston, .Massachusetts 02108 do hereby certify that the following restatement of the articles of organization of the corporation was duly adopted                                                                                                             , by vote of a majority of the Board of Directors present and voting at a meeting of the Board held on May 27, 1987

1.   The name by which the corporation shall be known is:-

Houghton Mifflin Company

2.   The purposes for which the corporation is formed are as follows: -

To publish, manufacture, print, bind, sell, buy and generally deal in and with books, magazines, periodicals, and all other printed matter and related materials and to use and practice all arts and processes incident to such business; and in general to carry on any business permitted by the laws of the Commonwealth of Massachusetts to a corporation organized under Chapter 156B of the Massachusetts General Laws.

Note: If the space provided under any article or item on this form is insufficient, additions shall be set forth on separate 8½ x 11 sheets of paper leaving a left hand margin of at least 1 inch for binding. Additions to more than one article may be continued on a single sheet so long as each article requiring each such addition is clearly indicated.

3.   The total number of shares and the par value; if any, of each class of stock which the corporation is authorized to issue is as follows:

CLASS OF STOCK	WITHOUT PAR VALUE NUMBER OF SHARES	WITH PAR VALUE
		NUMBER OF SHARES	PAR VALUE

Preferred	0	500,000	$1.00

Common	0	70,000,000	$1.00

*4.        If more than one class is authorized, a description of each of the different classes of stock with, if any, the preferences,.voting powers, qualifications, special or relative rights or privileges as to each class thereof and any series now established:

See Attached Pages 2(a) - 2(e)

*5.        The restrictions, if any, imposed by the articles of organization upon the transfer of shares of stock of any class are as follows:

None

*6.        Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

See Attached Pages 2(f) -2(h)

* If there are no such provisions, state “None”.

Article 4.                                                                                                If more than one class is authorized, a description of each of the different classes of stock with, if any, the preferences, voting powers, qualifications, special or relative rights or privileges as to each class thereof and any series now established:

DESCRIPTION OF CLASS OF STOCK

Two classes of stock are authorized, Common Stock having a par value of $1 per share and Preferred Stock having a par value of $1 per share. Stock of any class or series authorized pursuant hereto may be issued from time to time by authority of the Board of Directors for such consideration as from time to time may be fixed by vote of the Board of Directors

I.                                         The Preferred Stock may consist of one or more series.  The Board of Directors may, from time to time, establish and designate the different series and the variations in the relative rights and preferences as between the different series as provided in Section II hereof, but in all other respects all shares of the Preferred Stock shall be identical. In the event that at any time the Board of Directors shall have established and designated one or more series of Preferred Stock consisting of a number of shares less than all of the authorized number of shares of Preferred Stock, the remaining authorized shares of Preferred Stock shall be deemed to be shares of an undesignated series of Preferred Stock until designated by the Board of Directors as being a part of a series previously established or a new series then being established by the Board of Directors.

II.                                     Subject to the provisions of this Description of Classes of Stock, the Board of Directors is authorized to establish one or more series of Preferred Stock and, to the extent now or hereafter permitted by the laws of the Commonwealth of Massachusetts, to fix and determine the preferences, voting powers, qualifications and special or relative rights or privileges of each series including, but not limited to:

(a)                                  the number of shares to constitute such series and the distinctive designation thereof;

(b)                                 the dividend rate on the shares of such series;

(c)                                  whether or not the shares of such           series shall be redeemable, and, if redeemable, the price, terms and manner of redemption;

(d)                                 the preferences and the special and relative rights of the shares of such series upon liquidation of the corporation;

(e)                                  whether or not the shares of such series shall be subject to the operation of a sinking or purchase fund and, if so, the terms and provisions of such fund;

(f)                                    whether or not the shares of such series shall be convertible into shares of any other class or of any other series of the same or any other class of stock of the corporation and if so, the conversion price or ratio and other conversion rights; and

(g)                                 the conditions under which the shares of such series shall have separate voting rights or no voting rights.

Notwithstanding the fixing of the number of shares constituting a particular series, the Board of Directors may at any time thereafter authorize the issuance of additional shares of the same series.

III.                                 Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available for the payment of dividends, cash dividends at the rates fixed by the Board of Directors for the respective series. Unless otherwise lawfully determined by the Board of Directors pursuant to Section II, dividends on Preferred Stock shall be cumulative and shall be payable quarterly on the same dates as regular quarterly dividends are paid on the Common Stock; provided, however, that if dividends on the Common Stock are not or shall cease to be paid on a regular quarterly basis, dividends on Preferred Stock shall be payable quarterly on the first days of March, June, September and December in each year (hereinafter referred to as “dividend dates”).  Until all accrued dividends on all series of Preferred Stock shall have been paid through the last preceding dividend date, no dividend or distribution shall be made to holders of Common Stock other than a dividend payable in Common Stock of the corporation.  Dividends on shares of any cumulative series of Preferred Stock shall accumulate from and after the day on which such shares are issued, but arrearages in the payment thereof shall not bear interest.  No dividend shall be paid on any series of Preferred Stock in respect of any dividend period unless there shall likewise be paid dividends for such period on all shares of Preferred Stock of all series at the time outstanding and entitled to dividends for such period.  Nothing herein contained shall be deemed to limit the right of the corporation to purchase or otherwise acquire at any time any shares of its capital stock.

For purposes of this Description of Classes of Stock, the amount of dividends “accrued” on any share of any cumulative series of Preferred Stock as at any dividend date shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including such dividend date, whether or not earned or declared, and the amount of dividends “accrued” on any shares of any cumulative series of Preferred Stock as at any date other than a dividend date shall be calculated as the amount of any unpaid dividends accumulated thereon to and including the last preceding dividend date, whether or not earned or declared, plus an amount computed, on the basis of 360 days per annum, for the period after such last preceding dividend date to and including the date as of which the calculation is made at the dividend rate fixed for the shares of such series.

IV.                                 Upon the voluntary or involuntary liquidation of the corporation, before any payment or distribution of the assets of the corporation shall be made to or set apart for any other class of stock, the holders of Preferred Stock shall be entitled to payment of the amount of the preference payable upon such liquidation of the corporation fixed by the Board of Directors for the respective series as provided in Section II. If upon any such liquidation the assets of the corporation shall be insufficient to pay in full to the holders of the Preferred Stock the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among the holders of each series of Preferred Stock ratably in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.  The voluntary sale, conveyance, exchange or transfer of all or substantially all of the property and assets of the corporation, the merger or consolidation of the corporation into or with any other corporation, or the merger of any other corporation into it, shall not be deemed to be a liquidation of the corporation for the purpose of this Section IV.

V.                                     Any shares of Preferred Stock which shall at any time have been redeemed, or which shall at any time have been surrendered for conversion or exchange or for cancellation pursuant to any sinking or purchase fund provisions with respect to any series of Preferred Stock, shall be retired and shall thereafter have the status of authorized and unissued shares of Preferred Stock undesignated as to series.

VI.                                 Except as otherwise required by law and except to the extent that the Board of Directors, in establishing a series of Preferred Stock, shall otherwise lawfully fix and determine the voting rights of such series pursuant to Section II, the Common Stock and the Preferred Stock shall vote as a single class (with each share of Common Stock and each share of Preferred Stock having one vote) on all matters presented to the stockholders, including the consolidation of the corporation into a new corporation or the merger of the corporation with or into any other corporation notwithstanding the fact that such consolidation or merger may alter or abolish any preferential right of any series of Preferred Stock or create, alter or abolish any right in respect of redemption of any series of Preferred Stock.  To the extent now or hereafter permitted by the laws of the Commonwealth of Massachusetts, the Board of Directors, in establishing a series of Preferred Stock and in fixing and determining the voting rights of such series, may determine that the voting power of each share of such series will be greater or less than the voting power of each share of the Common Stock or of other series of Preferred Stock.

Article 6.                                                                                                Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

A.                                   PROVISIONS AS TO INTERCOMPANY DEALINGS

The Corporation may enter into contracts or transact business with one or more of its directors, officers or stockholders or with any corporation, organization or other concern in which one or more of its directors, officers or stockholders are directors, officers, stockholders or are otherwise interested and may enter into other contracts or transactions in which one or more of its directors, officers or stockholders are in any way interested. In the absence of fraud, no such contract or transaction shall be invalidated or in any wise affected by the fact that such one or more of its directors, officers or stockholders of the Corporation have or may have interests which are or might be adverse to the interest of the Corporation even though the vote or action of directors, officers or stockholders having such adverse interests may have been necessary to obligate the Corporation upon such contract or transaction.  At any meeting of the Board of Directors of the Corporation (or of any duly authorized committee thereof) at which any such contract or transaction shall be authorized or ratified, any such director or directors may vote or act thereat with like force and effect as if he had not such interest, provided in such case the nature of such interest (though not necessarily the extent or details thereof) shall be disclosed, or shall have been known to the directors or a majority thereof.  A general notice that a director or officer is interested in any corporation or other concern of any kind above referred to shall be sufficient disclosure as to the interest of such director or officer with respect to all contracts and transactions with such corporation or other concern.  No director shall be disqualified from holding office as director or officer of the Corporation by reason of any such adverse interests, unless the Board of Directors shall determine that such adverse interest is detrimental to the Corporation. In the absence or fraud, no director, officer or stockholder having such adverse interest shall be liable to the Corporation or to any stockholder or creditor thereof or to any other person for any loss incurred by it under or by reason of such contract or transaction, nor shall any such director, officer or stockholder be accountable for any gains or profits realized thereon.

B.                                     PROVISION RELATIVE TO THE PLACE OF MEETINGS OF STOCKHOLDERS

Meetings of stockholders of the Corporation may be held anywhere in the United States.

C.                                     PROVISION RELATIVE TO MAKING, AMENDING AND REPEALING BY-LAWS

The By-Laws of the Corporation may provide that the directors (as well as the stockholders) may make, amend or repeal the By-Laws in whole or in part to the extent permitted by law, subject to the limitations contained in such By-Laws.

D.                                    LIMITATION OF LIABILITY OF DIRECTORS

No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that this Article shall not eliminate or limit any liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 61 or 62 of the Massachusetts Business Corporation Law, or (iv) with respect to any transaction from which the director derived an improper personal benefit.

The provisions of this Article shall not eliminate or limit the liability of a director of this Corporation for any act or omission occurring prior to the date on which this Article became effective. No amendment or repeal of this Article shall adversely affect the rights and protection afforded to a director of this Corporation under this Article for acts or omissions occurring while this Article is in effect.

If the Massachusetts Business Corporation Law is subsequently amended to further eliminate or limit the personal liability of directors or to authorize corporate action to further eliminate or limit such liability, then the liability of the directors of this Corporation shall, without any further action of the Board of Directors or the stockholders of this Corporation, be eliminated or limited to the extent permitted by the Massachusetts Business Corporation Law as so amended.

*We further certify that the foregoing restated articles of organization effect no amendments to the articles of organization of the corporation as heretofore amended, except amendments to the following articles None

(* If there are no such amendments, state “None”.)

Briefly describe amendments in space below:  None

IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereto signed our names the  27th day of May in the year 1987

/s/ Harold T. Miller	President

/s/ Paul D. Weaver	Clerk

THE COMMONWEALTH OF MASSACHUSETTS

RESTATED ARTICLES OF ORGANIZATION
(General Laws, Chapter 156B, Section 74)

I hereby approve the within restated articles of organization and, the filing fee in the amount of $150.00 having been paid, said articles are deemed to have been filed with me this 2nd day of June, 1987

MICHAEL JOSEPH CONNOLLY
Secretary of State

TO BE FILLED IN BY CORPORATION

PHOTO COPY OF RESTATED ARTICLES OF ORGANIZATION TO BE SENT

T0:

Richard A. Soden, Esq.
Goodwin, Procter & Hoar

Exchange Place

Boston, MA 02109

Telephone                                       (617) 570-1533

Copy Mailed

Federal Identification	Federal Identification
No. 04-1456030	No. 13-4182383

The Commonwealth of Massachusetts

William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place
Boston, Massachusetts: 02108-1512

ARTICLES OF *MERGER
(General Laws, Chapter, 156B, Section 78)

*merger of

Houghton Mifflin Company
And
Soraya Merger Inc

the constituent corporations, into
Houghton Mifflin Company
one of the constituent corporations.

The undersigned officers of each of the constituent corporations certify under the penalties of perjury as follows:

1.   An agreement of merger has been duly adopted in compliance with the requirements of General Laws, Chapter 156B, Section 78, and will be kept as provided by Subsection (d) thereof.  The “surviving corporation” will furnish a copy of said agreement to any of its stockholders, or to any person who was a stockholder of any constituent corporation, upon written request and without charge.

2.   The effective date of the merger determined pursuant to the agreement of merger shall be the date approved and filed by the Secretary of the Commonwealth.  If a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing:

3.   (For a merger)
**The following amendments to the Articles of Organization of the surviving corporation have been effected pursuant to the agreement of merger:

Section 3 of the Restated Articles of Organization is hereby amended in its entirety to read:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $1.00 per share.”

** If there are no provisions, state “None.”

Note: If the space provided under any article or item on this form is insufficient, additions shall be set forth on separate 8½ x 11 sheets of paper with a left margin of at least 1 inch.  Additions to more than one article may be made on a single sheet as long as each article requiring each addition is clearly indicated.

4.   The information contained in Item 4 is not a permanent part of the Articles of Organization of the “surviving” corporation.

(a)          The street address of the “surviving corporation” in Massachusetts is: (post office boxes are not acceptable)

222 Berkeley Street, Boston, Massachusetts  02116-3764

(b)         The name, residential address, and post office address of each director and officer of the “surviving” corporation is:

NAME		RESIDENTIAL ADDRESS	POST OFFICE ADDRESS
President:	See Attached Page 3(a).
Treasurer:
Clerk:
Director:

(c)          The fiscal year (i.e., tax year) of  the surviving corporation shall end on the last day of the month of:
December

(d)         The name and business address of the resident agent, if any, of the “surviving” corporation is:
None.

The undersigned officers of the several constituent corporations listed above further state under the penalties of perjury as to their respective corporations that the agreement of *consolidation / *merger has been duly executed on behalf of such corporation and duly approved by the stockholders of such corporation in the manner required by General Laws, Chapter 156B, Section 78.

	/s/ Debra Ford	President

	/s/ Debra Ford	Clerk

of	Soraya Merger, Inc.
(Name of constituent corporation)

	/s/ Nader F. Darehshori	President

	/s/ Paul D. Weaver	Clerk

of	Houghton Mifflin Company
(Name of constituent corporation)

*       Delete the inapplicable words.

	NAME	RESIDENTIAL ADDRESS	POST OFFICE ADDRESS

President:	Nadar F. Darehshori	44 Carisbrooke Road Wellesley, MA 02481	44 Carisbrooke Road Wellesley, MA 02481

Treasurer:	Brad Lehan	124 Wolcott Road Chestnut Hill, MA 02467	124 Wolcott Road Chestnut Hill, MA 02467

Clerk:	Paul D. Weaver	88 Walnut Road Wenham, MA 01984	88 Walnut Road Wenham, MA 01984

Directors:	Jean-Marie Messier	64, boulevard de Courcelles 75017 PARIS	64, boulevard de Courcelles 75017 PARIS

	Edgar Bronfman	15 East 64th Street New York, NY 10021	15 East 64th Street New York, NY 10021

	Eric Licoys	4, rue de Chanaleilles 75007 PARIS	4, rue de Chanaleilles 75007 PARIS

	Jean-Laurent Naber	69, boulevard de Beausejour 75016 PARIS	69, boulevard de Beausejour 75016 PARIS

	Sylvia Metayer	55, rue Jouffroy d’Abbans 75017 PARIS	55, rue Jouffroy d’Abbans 75017 PARIS

	Agnes Touraine	5, rue Budé 75004 PARIS	5, rue Budé 75004 PARIS

	Guillaume Haunces	84, avenue de Roule 92200 Neuilly-Sur-Seine	84, avenue de Roule 92200 Neuilly-Sur-Seine

	Nader F. Darehshori	44 Carisbrooke Road Wellesley, MA 02481	44 Carisbrooke Road Wellesley, MA 02481

THE COMMONWEALTH OF MASSACHUSETTS

ARTICLES OF MERGER
(General Laws, Chapter 156B, Section 78)

I hereby approve the within Articles of Merger and the filing fee in the amount of $                 , having been paid, said articles are deemed to have been filed with me this                   day of                                   , 20     .

Effective date:

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth

TO BE FILLED IN BY CORPORATION
Photocopy of document to be sent to:

Jason M. Hill, Esq.

Cravath, Swaine & Moore

825 Eighth Avenue, New York, NY  10019-7475

Telephone:    (212) 474-1320

Federal Identification
No. 04-1456030

The Commonwealth of Massachusetts

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts: 02108-1512

CERTIFICATE OF VOTE OF DIRECTORS
ESTABLISHING A CLASS OR SERIES OF STOCK
(General Laws, Chapter 156B, Section 26)

We,	Nader F. Dareshori,	*President/XXXXXXXX
and	Paul D. Weaver,	*Clerk/XXXXXXXXX
of	Houghton Mifflin Company,
(Exact name of corporation)

Located at:	222 Berkeley Street, Boston, Massachusetts 02116
(Street Address of corporation in Massachusetts)

do hereby certify that at a meeting of the directors of the corporation held on July 30, l997, the following vote establishing and designating a class or series of stock and determining the relative rights and preferences thereof was duly adopted:

See Continuation Sheets 2A through 2L.

*                                         This Certificate of Vote of Directors Establishing a Class or Series of Stock replaces in its entirety the Certificate of Vote of Directors Establishing a Series of a Class of Stock filed by Houghton Mifflin Company (the “Corporation”) with the Secretary of State of the Commonwealth of Massachusetts on December 9, 1988.  As of the current date, no shares of Series A Junior Participating Preferred Stock of the Corporation have been issued.

*       Delete the inapplicable words.

Note:                  Votes for which the space provided above is not sufficient should be provided on one side of separate 8 1/2 x 11 sheets of white paper, numbered 2A, 2B, etc., with a left margin of at least 1 inch.

VOTED, that a new series of preferred stock of the Corporation is hereby created, pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Restated Articles of Organization, as amended, and that the designation and amount of the series of preferred stock and the preferences, voting powers, qualifications and special or relative rights or privileges of the shares of such series are as follows:

1.                                       Designation and Amount.  The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” and the number of shares constituting such series shall be 5,000.

2.                                       Dividends and Distributions.

(A)                              Subject to the prior and superior rights of the holders of any shares of any series of preferred stock of the Corporation (“Preferred Stock”) ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock; in an amount per share (rounded to the nearest cent) equal to the greater of (a) $75.00 or (b) subject to the provision for adjustment hereinafter set forth, 10,000 times the aggregate per share amount of all cash dividends, and 10,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of common stock, par value $1.00 per share, of the Corporation (the “Common Stock”) or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock.  In the event the Corporation shall at any time after July 30, 1997 (the “Rights Dividend Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide or split the outstanding Common Stock, or (iii) combine or consolidate the outstanding Common

2A

Stock into a smaller number of shares, then in each such case-the amount of which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)                                The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $75.00 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C)                                Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a

2B

dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

3.                                       Voting Rights.  The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(A)                              Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 10,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide or split the outstanding Common Stock, or (iii) combine or consolidate the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)                                Except as otherwise provided herein or as required by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C)                                (i)  If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of preferred stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six quarterly

2C

dividends thereon, voting as a class, irrespective of series, shall have the right to elect two Directors.

(ii)   During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders or special meeting in lieu of an annual meeting, and thereafter at annual meetings of stockholders or special meetings in lieu of an annual meeting, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of a majority in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right.  At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two Directors or, if such right is exercised at an annual meeting or special meeting in lieu of an annual meeting, to elect two Directors. If the number                         which may be so elected at any special meeting (other than a special meeting in lieu of an annual meeting) does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

(iii)   Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent of the total number of shares of Preferred Stock outstanding,

2D

irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President of the Corporation or the Board of Directors. Notice of such meeting and of any annual meeting or special meeting in lieu of an annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph (C)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (C)(iii), such holders of the Preferred Stock shall not have the right to call such a special meeting during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

(iv)   In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v)   Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the

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term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the articles of organization or by-laws as then in effect irrespective of any increase made pursuant to the provisions of paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the articles of organization or by-laws as then in effect). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

(D)                               Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

4.                                       Certain Restrictions.

(A)                              Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the corporation shall not

(i)                                     (declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock; or

(ii)                                  declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

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(iii)                               redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

(iv)                              purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except pursuant to Section 8 or in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)                                The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

5.                                       Reacquired Shares.  Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

6.                                       Liquidation: Dissolution or Winding Up.

(A)                              Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock

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ranking junior (either as to dividends or upon liquidations, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $1,200.00per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the.date of such payment (the “Series A Liquidation Preference”).  Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 10,000 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock)(such number in clause (ii) immediately above being referred to as the “Adjustment Number”).  Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(B)                                In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(C)                                In the event the Corporation shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide or split the outstanding Common Stock or (iii) combine or consolidate the outstanding Common

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Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

7.                                       Consolidation. Merger, etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 10,000 times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide or split the outstanding Common Stock or (iii) combine or consolidate the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

8.                                       Redemption.  The outstanding shares of Series A Junior Participating Preferred Stock may be redeemed at the option of the Board of Directors as a whole, but not in part, at any time, or from time to time, at a cash price per share equal to 105 percent of (i) the product of the Adjustment Number times the Average Market Value (as such term is hereinafter defined) of the Common Stock, plus (ii) all dividends which on the redemption date have accrued on the shares to be redeemed and have not been paid, or declared and a sum sufficient for the payment thereof set apart, without interest. The “Average Market Value” is the average of the closing sale prices of the Common Stock during the 30-day period immediately preceding the date before the redemption

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date on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the average of the closing sale prices with respect to a share of Common Stock during such 30-day period, as quoted on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value of the Common Stock as determined by the Board of Directors in good faith.

9.                                       Ranking.  The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

10.                                 Amendment.  The articles of organization of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

11.                                 Fractional Shares.  Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

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SIGNED UNDER THE PENALTIES OF PERJURY, this 18th day of December, 1998,

/s/ Nader F. Darehshori	,	*President/XXXXXXXXXXXXXX

/s/ Paul D. Weaver	,	*Clerk/ XXXXXXXXXXXX

* Delete the inapplicable words.

THE COMMONWEALTH OF MASSACHUSETTS

CERTIFICATE OF VOTE OF DIRECTORS
ESTABLISHING A SERIES OF A CLASS OF STOCK
(General Laws, Chapter 156B, Section 26)

I hereby approve the within Certificate of Vote of Directors and, the filing fee in the amount of $                    having been paid, said certificate is deemed to have been filed with me this             day of                           , 19     .

Effective date:

WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth

TO BE FILLED IN BY CORPORATION
Photocopy of document to be sent to:

LOUIS A. GOODMAN ; ESQ.

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

ONE BEACON STREET, BOSTON, MASSACHUSETTS  02108

Telephone: (617) 573-4800